Exhibit 4.5

RELIANCE TRUST COMPANY

SUPPLEMENTAL STOCK AGREEMENT

(STOCK HELD BY SUB-CUSTODIAL AGENT OF PLAN)

AGREEMENT dated as of the 20th day of March, 2009; by and between Ambassador Steel Corporation (“Plan Fiduciary”), a company with its principal place of business located 1342 South Grandstaff Drive, Auburn, IN 46706, and Reliance Trust Company (“Reliance) having its principal place of business at 1100 Abernathy Road, 500 Northpark, Suite 400, Atlanta, GA 30328.

WHEREAS, Reliance is a provider of directed trustee services; and

WHEREAS, the Plan Fiduciary is the person or persons, natural or legal, including a committee, who is authorized to determine and monitor the investments that are made available under the Plan and Trust for the Ambassador Steel Corporation 401(k) Profit Sharing Plan retirement plan (“Plan”); and

WHEREAS, Plan Fiduciary desires to obtain the directed trustee services of Reliance and has or will enter into a separate trust agreement or agree to the terms of a trust agreement as defined within a prototype, volume submitter or other plan document (“Trust Agreement”); and

WHEREAS, Plan Fiduciary has determined that the Plan will make available Nucor qualifying employer securities (“Company Stock”) as an investment in the Plan; and

WHEREAS, Plan Fiduciary has chosen Bank of New York, a financial institution (“Sub-Custodial Agent”) other than Reliance, to provide trade execution, custodial, accounting and potentially unitization services for the Company Stock; and

WHEREAS, Plan Fiduciary directs, Great West Retirement Services (“Recordkeepeer) to deliver instructions to Reliance with respect to Plan assets as well as Sub-Custodial Agent with respect to the Company Stock. These instructions shall continue to be delivered to Reliance for so long as Recordkeeper provides recordkeeping and administrative support services for the Plan, as defined under a separate services agreement between the Plan and Recordkeeper; and

WHEREAS, Plan Fiduciary acknowledges and agrees that Reliance be authorized to rely upon the records of the Sub-Custodial Agent and Recordkeeper with respect to all trust accounting and reporting; and

NOW THEREFORE, in consideration of the premises, and the covenants, representations and warranties contained herein, and intending to be legally bound hereby, Reliance and Plan Fiduciary agree as follows:

SECTION 1 - TERMS OF AGREEMENT

1.01. Basic Term. The term of this Agreement shall continue until terminated in accordance with the terms of the Trust Agreement.

1.02. Termination. The termination provisions of the Trust Agreement shall apply; however, the terms of Sections 2 and Section 6 shall survive the termination of this Agreement.

SECTION 2 - PAYMENT OF FEES AND OTHER EXPENSES

2.1. Services Fee. Reliance shall charge a fee for its basic Trustee services and those fees shall be billed to the Recordkeeper for payment and all such disclosures concerning such fees will be obtained from the Plan Fiduciary from Recordkeeper. Reliance reserves the right to charge additional fees directly to the Plan Fiduciary, and Plan Fiduciary agrees to pay such fees, for consultative services at professional hourly rates in support of extraordinary events, including but not limited to corporate actions such as tender offers.

2.02. Terms. Payment of Reliance fees or expenses as outlined in this Section and Section 6.02 shall be invoiced by Reliance and paid by Plan Fiduciary on a quarterly cycle within sixty (60) days after the end of each quarter. Should a Reliance invoice(s) remain unpaid after a period of sixty (60) days, such invoice amount may be deducted from trust assets held by the Plan.

SECTION 3 - COVENANTS BY PLAN FIDUCIARY

3.01. Plan Fiduciary Data. Plan Fiduciary shall be solely responsible for the reasonable accuracy and completeness of any data or other information provided by Plan Fiduciary to Reliance pursuant to this Agreement, and for the correctness of the format and the visual quality in which the data or other information is presented.

3.02. Company Stock. Plan Fiduciary acknowledges that Reliance will neither prepare nor file any regulatory filings on behalf of Plan or the Company Stock, including SEC Form 8 as applicable. Plan Fiduciary acknowledges that Reliance shall have no responsibility for delivering, forwarding, monitoring or otherwise voting any proxies (unless specifically directed to do so and agreed to in writing by Reliance) or handling any matters relating to the securities held at the Sub-Custodial Agent. Reliance shall have no responsibility for monitoring, initiating, executing or settling any securities trades at the Sub-Custodial Agent; Plan Fiduciary shall ensure that trades are made at best execution at Sub-Custodial Agent. Plan Fiduciary shall make proper arrangements for Sub-Custodial Agent to forward proxies and corporate action materials to a party, other than Reliance, who shall be responsible for handling such proxy and other information in the best interest of the Plan participants. The Employer specifically acknowledges and agrees that with respect to Company Stock that: (i) it is solely responsible for all filings required by the federal securities laws and regulations; (ii) it has established procedures for the delivery to each participant, on a timely and confidential basis, of all proxies, notices, tender and exchange offers and other information as may be required by law or as may be necessary to permit a participant to exercise the participant’s authority to direct action with respect to all shares in the participant’s account; (iii) it has established procedures for the confidential collection, and timely transmission of participants’ voting, tender, exchange, or other directions; (iv) Reliance is directed not to vote or tender allocated or unallocated shares if Reliance fails to receive timely instructions from the Plan Fiduciary or its appointed proxy/tender agent; (vii) it shall ensure that Sub-Custodial Agent provides Company Stock reporting to Reliance, including activity and balance detail; and (viii) Plan Fiduciary shall ensure that the value of the Company Stock (or Company Stock Fund, in the case of unitized funds) as reported to participants represents fair market value. Plan Fiduciary acknowledges that Reliance shall not be responsible for monitoring or reporting to Plan Fiduciary any activity, including unusual activity or activity by key employees or control persons, in the Company Stock; Reliance is directed and authorized to rely exclusively upon the reporting of the Sub-Custodial Agent and Recordkeeper; Plan Fiduciary acknowledges that it shall receive all reporting of Company Stock activity and balances from Sub-Custodial Agent and/or Recordkeeper. Reliance shall have no responsibility for monitoring the impact of Plan activity upon the stock itself, this responsibility is solely that of Plan Fiduciary and Plan Fiduciary hereby assumes such responsibility. The Plan Fiduciary hereby agrees that it, rather than Reliance, is responsible for determining whether the Company Stock is appropriate for investment in the Plan and/or appropriate for unitization services. The Plan Fiduciary hereby agrees that it, rather than Reliance, is responsible for determining the need for and implementation of, any participant trading restrictions into or out of the Company Stock, as may be prudent or necessary. The Plan Fiduciary, rather than Reliance, shall ensure such trading restrictions or other measures are taken (such as the establishment of liquidity ratios in a unitized Company Stock fund) to avoid or mitigate losses to the Company Stock fund due to trading by one participant upon other participants invested in the Company Stock.

3.03. Fiduciary Contact. Plan Fiduciary agrees to provide immediate written response to questions which may be posed by Reliance in its capacity as Trustee concerning the Plan and/or Company Stock and if so requested by Reliance, written direction to Reliance with respect to such Plan and/or Company Stock. Plan Fiduciary specifically agrees to respond accurately and timely, in writing, to any queries Reliance may submit to Plan Fiduciary relative to the ongoing viability of the Company Stock.

SECTION 4 - CONTACTS BY RELIANCE

4.01. Confidentiality of Plan Fiduciary Data. Reliance agrees that the data provided to Reliance by Plan Fiduciary concerning its accounts is the exclusive property of the Plan Fiduciary. Reliance agrees that during the term of this Agreement and thereafter, neither Reliance nor its agents or employees shall make known, divulge, or communicate to any person or entity information concerning such data of Plan Fiduciary, except as may be required by audit or as may otherwise be required by law.

4.02. Security Precautions. Reliance agrees to provide and take security precautions so that access to Plan Fiduciary’s client data is available only to persons utilizing the user numbers and passwords assigned to Plan Fiduciary. Reliance further agrees to follow file, safekeeping, and back-up procedures that may be required of Reliance by law or rule or regulation of the Georgia Department of Banking and Finance and other appropriate regulatory agencies or Plan Fiduciary.

4.03. Access by Plan Fiduciary, Auditors and Regulators. Reliance agrees to grant auditors of Plan Fiduciary and other personnel authorized by Plan Fiduciary reasonable access to Reliance’s facilities and to books related to the provision of services contemplated by this Agreement during regular business hours. Reliance agrees to grant state, federal and other governmental agencies, when required by law or authorized by Plan Fiduciary, access to records of Plan Fiduciary held by Reliance.

4.04. Remedial Action. Should any of the procedures or records maintained by Reliance under this Agreement be found to be materially deficient by the Plan Fiduciary or any governmental agency, Reliance shall use its best efforts to immediately take remedial actions to correct the deficiency. A failure to take such remedial action shall be a material breach of this Agreement.

4.05. SAS-70. Reliance shall engage a national accounting firm at least annually to complete a SAS-70 audit of its operations. The SAS-70 Report issued by this accounting firm shall be made available to Plan Fiduciary upon request

SECTION 5 - AUTHORIZATIONS

5.01. Authorized Instructions. “Authorized Instructions” shall mean a request or direction in writing in the Plan Fiduciary’s name by an authorized representative of the Plan Fiduciary. Such authorized instructions may take the form of such electromechanical or electronic devices as the Plan Fiduciary (or their agent or representative) and Reliance mutually agree afford adequate safeguards for the Plan Fiduciary’s clients’ assets. The Plan Fiduciary’s Recordkeeper and such Recordkeeper’s employees, any Sub-Custodial Agent’s and such Sub-Custodial Agent’s employees, shall be deemed to be authorized representatives of Plan Fiduciary for the purposes of transmitting Authorized Instructions. The Plan Fiduciary also directs Rccordkeeper to deliver Authorized Instructions to Reliance and Sub-Custodial Agent(s) with respect to such Plan assets.

5.02. Names. Titles, and Signatures of Authorized Employees. An authorized employee of the Plan Fiduciary will provide to Reliance a list indicating the names and signatures of the persons authorized to give instructions under Section 5 hereto together with any changes which may occur from time to time. In the event that any person named in the most recent list shall cease to be an employee of the Plan Fiduciary, the Plan Fiduciary shall furnish Reliance with Authorized Instructions advising it to that effect. In the absence of such a list, Reliance shall be entitled to rely solely upon instructions provided by the Plan Fiduciary’s Recordkeeper.

SECTION 6 - INDEMNIFICATION

6.01. Indemnification by Reliance. In no event shall Plan Fiduciary or any of their affiliated companies, and each of their employees, directors, trustees, agents, representatives or permitted assigns (individually “Indemnified Party”), be responsible for any negligent or wrongful acts (including, without limitation, intentional misconduct) or omissions of Reliance, its employees, agents, representatives or permitted assigns, in performing its obligations hereunder. Reliance hereby agrees to indemnify, hold harmless and defend each Indemnified Party, from any losses, costs, damage or expense, including attorney’s fees and court costs, insofar as such claims are based upon or arise out of negligent or wrongful acts, whether by omission or commission (including, without limitation, intentional misconduct), of Reliance, its employees, agents, representatives or assigns, in connection with the performance of the obligations of Reliance provided for hereunder, or which are the result of any breach of any warranty, representation or agreement made herein by Reliance. This indemnification shall survive the termination of this Agreement

6.02. Indemnification Plan Fiduciary. In no event shall Reliance or any or its affiliate companies and each of their employees, directors, agents, representatives or permitted assigns (individually “Reliance Indemnified Party”), be responsible for any negligent or wrongful acts (including, without limitation, intentional misconduct), or omissions of Plan Fiduciary or any of their affiliated companies, and each of their employees, agents (including the Plan Fiduciary’s recordkeeping agent and any sub-custodial agent), representatives or permitted assigns (the “Plan Fiduciary Parties”) in performing their obligations hereunder and on behalf of the Plan. Plan Fiduciary agrees to indemnify, hold harmless and defend each Reliance Indemnified Party, from any and all losses, costs, damage or expenses, including attorney fees and court costs, resulting from any claims or actions (whether in law or in equity) which are asserted by or against a Reliance Indemnified Party, insofar as such claims are based upon or arise out of negligent or wrongful acts, whether by the omission or commission (including, without limitation, intentional misconduct) of Plan Fiduciary Parties, in connection with the performance of the obligations of Plan Fiduciary provided for hereunder or which are the result of any breach of any warranty, representation or agreement made herein by Plan Fiduciary. Plan Fiduciary further agrees to indemnify, hold harmless and defend each Reliance Indemnified Party, from any and all losses, costs, damage or expenses, including attorney fees and court costs, resulting from any claims or actions (whether in law or in equity) by any party, including Plan participants and shareholders, that might arise in connection with i) arising from the establishment and ongoing administration of the Company Stock as an investment in the Plan ii) the usage or suitability of the stock in the Plan iii) the impact of retirement plan activity on any individual security (including Company Stock) held in one or more investment portfolios in the Plan and iv) the impact of participant trading in general, including excessive trading.

SECTION 7 - GENERAL PROVISIONS

7.01. Notice. Any and all notices sent pursuant to or in connection with this agreement shall be mailed or delivered to the Plan Fiduciary and to Reliance as set forth below or to such other address as any party may from time to time designate in writing:

Reliance Trust Company
ATTN.: Ron Stallings, General Counsel
Division Manager
1100 Abernathy Road
500 Northpark, Suite 400
Atlanta, GA 30328-5646

7.02. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

7.03. Agreement for Sole Benefit of Reliance and, Plan Fiduciary. This Agreement is for the sole and exclusive benefit of Reliance and Plan Fiduciary and Plan Fiduciary’s participants.

7.04. Assignment. Reliance and Plan Fiduciary shall each have the right to assign or delegate all or part of its respective rights, responsibilities, or duties hereunder in accordance with the terms of the Trust Agreement. However, no such assignment or delegation shall relieve, as applicable Plan Fiduciary of its payment obligations under Section 2 hereof nor any obligations or indemnity of Reliance, including obligations under Section 6 hereof.

7.05. Governing Law. This Agreement shall deemed to have been made and shall be governed by, construed and enforced in accordance with the laws of the State of Georgia and the laws of the United States of America, as applicable.

7.06. Heading. All section headings contained in this Agreement are for convenience of reference only; they do not form a part of this Agreement and shall not affect in any way the meaning of interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

7.07. Contents of Agreement. This agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

7.08. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof shall constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

7.09. Severability. In the event that the provision of this Agreement shall be found in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement.

Each party hereto acknowledges that each party respectively has read this Agreement, understands its terms, and agrees to be legally bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names by their duly authorized representatives as of the day and year first written above.

RELIANCE TRUST COMPANY

		BY:	/s/ Sheila Williams

		TITLE:	Assistant Vice President

ATTEST:	/s/ Lara Hodgson	DATE:	March 25, 2009

(Authorized Party to Plan — Signature)

		BY:	/s/ David E. Worthington

		TITLE:	Corporate Controller

ATTEST:	/s/ Debra L. Linstromberg	DATE:	March 20, 2009
Benefits/Payroll Manager